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                                                                EXHIBIT 10(g)

                               LETTER OF AGREEMENT


     THIS LETTER OF AGREEMENT, is entered into by Omega Environmental, Inc. ("Omega") and Jeffery B. Weinress ("Weinress") on this 27th day of December, 1995.

1.0  EMPLOYMENT

Omega will employ Jeffery B. Weinress ("Weinress") as Senior Vice President. His initial principal duties will be Marketing and Administration. Weinress will report to the President and Chief Executive Officer of Omega and perform such other duties as may be assigned to him from time to time by the President.

2.0  COMMENCEMENT OF EMPLOYMENT

Weinress shall commence employment on January 2, 1996.

3.0  COMPENSATION

Omega agrees to compensate Weinress as follows:

     3.1 BASE SALARY. Base salary of $135,000 per year, before all customary deductions, payable in equal biweekly installments.

     3.2 BONUSES. In addition to his base salary, Weinress shall be eligible to receive an annual bonus with a target payment of 30% of his base salary, based upon performance of Omega as measure at the end of each fiscal year. It is intended that Weinress will participate in the performance incentive program being developed and will be subject to approval of the Board of Directors. Weinress shall receive, in addition to any bonus paid reference above, a hiring bonus of $15,000 payable with his first biweekly salary installment.

     3.3 STOCK OPTIONS. Weinress shall be entitled to a grant of options pursuant to the terms of the Omega Environmental, Inc. 1990 Stock Option Plan, to purchase 150,000 shares of Omega's common stock. Such options shall be granted on January 5, 1996. The maximum term of the options shall be ten (10) years. The exercisability of the options shall vest 25% per year. The options to purchase shares shall be granted with an exercise price equal to the closing price of Omega's common stock on the date of grant, with the intent that such options shall be eligible for incentive stock option treatment to the maximum extent permitted by law.

4.0  BENEFITS

Weinress shall be entitled to participate at Omega's expense, in all health care and insurance plans generally available to executives of Omega consistent with the terms of those plans as they may currently exist or be modified from time to time. Health care coverage for Weinress's eligible dependents shall be provided at Omega's expense pursuant to its plans. Weinress shall also be entitled to four (4) weeks vacation, holidays, and participation in retirement and


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other fringe benefit plans provided by Omega policy to its executives, as those policies may currently exist or be modified from time to time. Further, Weinress shall be entitled to the following: $500 per month as an automobile allowance, reimbursement of reasonable and necessary business expenses pursuant to Omega policy, and two (2) round-trip airfares per month between Seattle and San Diego for use by Weinress or his dependents.

5.0  RELOCATION EXPENSES

Omega shall reimburse Weinress to a maximum of $80,000 for expenses directly or indirectly related to relocating himself and his family from Southern California to the Seattle area. Such reimbursement shall include any taxes attributable to the relocation reimbursement that are not deductible by Weinress. The reimbursement offer shall remain open until January 2, 1999, with such reimbursement to be adjusted in light of the Consumer Price Index using as a base the fourth quarter of 1995. In the event Omega's corporate headquarters is relocated outside the Seattle area during this period, Omega shall reimburse moving expenses in the same manner.

6.0  COMPANY APARTMENT

Weinress shall have use of an apartment, maintained and paid for by Omega, during periods when he is in the Seattle area.

7.0  SEVERANCE

Weinress may be terminated for cause, provided, however, that if his termination is (a) without cause or (b) following a change in control of Omega, or a leveraged buyout, merger or acquisition, Weinress shall receive severance pay equal to twelve (12) months of his then current base salary. All stock options shall become vested immediately in the event of termination other than for cause. In the event that Weinress desires to resign from Omega, he shall not be entitled to severance pay and agrees to provide sixty (60) days written notice of his resignation.


8.0  CONFIDENTIALITY AND NONCOMPETITION

Weinress agrees to execute and be bound by the terms at the following Omega policies: "Employee Confidential Information and Invention Agreement" and "Compliance with Securities Laws."

Weinress further agrees that during the term of his employment with Omega and for two (2) years following the date on which his employment with Omega ends, he will not directly or indirectly be employed by, consult with, or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner with any Competitor of Omega. A "Competitor" shall include any entity which produces, markets or distributes any product or service which competes with any product or service Omega produces, markets or distributes (or which Omega is studying the feasibility or producing, marketing or distributing). This noncompetition agreement shall survive the termination of this Letter of Agreement and the termination of the employment relationship between Omega and Weinress.


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9.0  RELEASE OF CLAIMS

In order to receive severance payments described in Paragraph 7.0 above, Weinress agrees to execute a separation agreement that shall include (a) a release of claims against Omega, its directors, officers and agents, and (b) a confidentiality provision regarding the terms of any such separation agreement.

10.0 APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction validity and performance, be governed by and construed and enforced in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the parties have executed and entered into this Letter of Agreement, to be effective on the date first set forth above.


OMEGA ENVIRONMENTAL, INC.


/s/ LOUIS J. TEDESCO
------------------------------
By:  Louis J. Tedesco
     President and Chief Executive Officer



JEFFERY B. WEINRESS



/s/ JEFFREY B. WEINRESS
------------------------------



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